UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2018

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement

On June 26, 2018, Chaparral Energy, Inc. (the “Company”) and certain subsidiary guarantors named therein (the “Guarantors”) entered into a Purchase Agreement with J.P. Morgan Securities LLC, as representative of the several Initial Purchasers named therein (collectively, the “Initial Purchasers”), to sell to the Initial Purchasers $300.0 million aggregate principal amount of 8.750% Senior Notes due 2023 (the “Notes”). On June 29, 2018, the Company completed its private placement of the Notes to the Initial Purchasers. The Notes were sold at par and resulted in net proceeds to the Company of approximately $292.0 million. The Company intends to use the proceeds from the offering of the Notes to repay the entire balance of its existing indebtedness under its senior secured revolving credit facility, to pay fees and expenses related to the issuance of the Notes and for general corporate purposes. The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities.

The Notes were issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereunder. The Initial Purchasers intend to resell the Notes (i) inside the United States to persons reasonably believed to be “qualified institutional buyers,” as defined in Rule 144A (“Rule 144A”) under the Securities Act in private sales exempt from registration under the Securities Act in accordance with Rule 144A, and (ii) to other eligible purchasers pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act (“Regulation S”) in accordance with Regulation S. The Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Relationships

The Initial Purchasers and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Each of the Initial Purchasers and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company, for which they received or will receive customary fees and expenses. Associated Investment Services, Inc. (AIS), a Financial Industry Regulatory Authority member, a subsidiary of Associated Banc-Corp, is being paid a referral fee by Samuel A. Ramirez & Company, Inc. Each of the Initial Purchasers and/or their respective affiliates, except Samuel A. Ramirez & Company, Inc., act as lenders under the Company’s senior secured revolving credit facility and as a result will receive a portion of the proceeds from the sale of the Notes.

The description of the provisions of the Purchase Agreement set forth above is qualified in its entirety by reference to the full and complete terms set forth in the Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Indenture

On June 29, 2018, the Company successfully completed the issuance and sale of $300.0 million aggregate principal amount of the Notes. The Company issued the Notes pursuant to an indenture, dated as of June 29, 2018 (the “Indenture”), by and among the Company, the Guarantors and UMB Bank, N.A., as trustee (the “Trustee”). The Notes are guaranteed (the “Guarantees”) on a senior basis by the Guarantors.

Interest on the Notes will accrue from and including June 29, 2018 at a rate of 8.750% per year. Interest on the Notes is payable in cash semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2019. The Notes will mature on July 15, 2023. The Notes will be the Company’s senior unsecured obligations and will rank equal in right of payment with all of the Company’s existing and future senior indebtedness, senior to all of the Company’s existing and future subordinated indebtedness and effectively subordinated to all of the Company’s existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness. Similarly, the Guarantees will be each Guarantor’s senior unsecured obligations and will rank equal in right of payment with all of such Guarantor’s existing and future senior indebtedness, senior to all of such Guarantor’s existing and future subordinated indebtedness and effectively subordinated to all of such Guarantor’s existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness. In addition, the Notes and the Guarantees will be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) and preferred stock of any of the Company’s subsidiaries that do not guarantee the Notes.

The Indenture contains covenants that limit the ability of the Company and its restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends or repurchase or redeem capital stock;

•	make certain investments;

•	incur certain liens;

•	enter into certain types of transactions with affiliates;

•	sell assets;

•	enter into agreements restricting their ability to pay dividends or make other payments;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; and

•	create unrestricted subsidiaries.

These limitations are subject to a number of important qualifications and exceptions.

Upon an Event of Default (as defined in the Indenture), the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately.

Prior to July 15, 2020, the Company may, at its option, redeem all or, from time to time, a part of the Notes at a redemption price equal to 100% of the principal amount thereof, plus an applicable make-whole premium and accrued and unpaid interest, if any, to the date of redemption. On or after July 15, 2020, the Company may, at its option, redeem all or, from time to time, a part of the Notes at a redemption price equal to 100% of the principal amount thereof, plus a premium declining ratably to par and accrued and unpaid interest, if any, to the date of redemption.

On any one or more occasions prior to July 15, 2020, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the Notes with proceeds of one or more qualified equity offerings at a redemption price of 108.750% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, and liquidated damages provided that:

(1)	at least 60% of the aggregate principal amount of Notes issued under the Indenture remains outstanding after each such redemption; and

(2)	such redemption occurs within 180 days after the closing of any such qualified equity offering.

If the Company experiences certain kinds of changes of control, holders of the Notes will be entitled to require the Company to purchase all or a portion of the Notes at 101% of their principal amount, plus accrued and unpaid interest.

The description of the provisions of the Indenture set forth above is qualified in its entirety by reference to the full and complete terms set forth in the Indenture, a copy of which is attached to this Current Report on Form 8-K as Exhibit 4.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 29, 2018, the Company held its annual meeting (the “Annual Meeting”) of stockholders (the “Stockholders”) at the Company’s corporate office at 701 Cedar Lake Boulevard, Oklahoma City, OK 73114. Stockholders representing 32,124,332, or 69.11%, of the shares of the Common Stock of the Company, outstanding and entitled to vote as of the record date, May 22, 2018, were represented at the meeting either in person or by proxy.

The matters proposed to the Stockholders for a vote were: (i) the election of each of K. Earl Reynolds, Robert F. Heinemann, Douglas E. Brooks, Matthew D. Cabell, Samuel Langford, Kenneth W. Moore, Gysle Shellum, and David Geenberg as members of the Company’s Board of Directors and (ii) the ratification of the Company’s appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

The final voting results of the Annual Meeting are set forth below.

Proposal One

Each of the director nominees was elected to the Board of Directors of the Company to serve until the next Annual Meeting of Stockholders and until his or her respective successor is duly elected and qualified. The results of the vote with respect to their respective elections were as follows:

Nominees	Votes For	Votes Withheld
K. Earl Reynolds	32,015,830	108,502
Robert F. Heinemann	32,015,830	108,502
Douglas E. Brooks	31,501,417	622,915
Matthew D. Cabell	31,501,517	622,815
Samuel Langford	32,015,730	108,602
Kenneth W. Moore	31,454,185	670,147
Gysle Shellum	32,015,730	108,602
David Geenberg	20,954,309	11,170,023

Proposal Two

The proposal to ratify the Company’s appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 was approved by the following vote:

Votes For	Votes Against	Votes Withheld
32,114,184	10,148	0

No other business properly came before the Annual Meeting.

Item 7.01. Regulation FD Disclosure.

On July 2, 2018, the Company posted a new presentation under the “Investors–Presentations” section of the Company’s website, www.chaparralenergy.com/investors.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Item 8.01. Other Events.

Press Release

On June 26, 2018, the Company issued a press release announcing the pricing of the Notes. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Indenture dated June 29, 2018, among the Company, the Guarantors party thereto, and UMB Bank, N.A., as Trustee.

4.2	Form of 8.750% Senior Note due 2023 (included as Exhibit A to Exhibit 4.1 of this Current Report on Form 8-K).

10.1	Purchase Agreement dated as of June 26, 2018, by and among the Company, the Guarantors, and J.P. Morgan Securities LLC, as representative of the several Initial Purchasers named therein.

99.1	Press release dated June 26, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 2, 2018	CHAPARRAL ENERGY, INC.

	By:	/s/ Joseph O. Evans
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President